EXHIBIT 21.1            LIST OF SUBSIDIARIES OF THE REGISTRANT



                                                                       Where
Subsidiary and Name Under Which Business is Done     Percent Owned   Organized
------------------------------------------------     -------------   -----------

Beijing Fei Yun Viking Enterprises Company, Ltd.           96%       China
NIAI Insurance Administrators, Inc.                       100%       California
Viking Capital Financial Services, Inc.                   100%       Texas
Viking Insurance Services, Inc.                           100%       Texas
Viking Systems, Inc.                                      100%       Texas
Viking Administrators, Inc.                               100%       Texas
Wuxi Viking Garments Company, Ltd.                         25%       China












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